Exhibit 99.1

Contact: Tim Berryman

Director – Investor Relations

Medical Properties Trust, Inc.

(205) 969-3755

tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST AGREES TO $859 MILLION PURCHASE

AND LEASE BACK OF PREMIER AUSTRALIAN HOSPITAL PORTFOLIO

Highly Sought Assets to Provide Immediate Accretion and Portfolio Diversification

Birmingham, AL – January 31, 2019 – Medical Properties Trust, Inc. (“MPT” or the “Company”) (NYSE: MPW), today announced that it has entered into definitive agreements under which the Company will acquire 11 Australian hospitals from affiliates of Healthscope Ltd. (“Healthscope”) for an aggregate purchase price of approximately US$859 million, and lease the acquired real estate back to Healthscope. In a related transaction, Brookfield Business Partners L.P. (NYSE:BBU) (TSX:BBU.UN) together with its institutional partners (collectively “Brookfield”) have agreed to acquire up to 100% of Healthscope’s outstanding shares. The MPT acquisitions are conditioned upon the successful completion of the Brookfield transactions.

“We are very excited to enter 2019 with the opportunity to establish a new long-term relationship with Brookfield and Healthscope, Australia’s second largest private hospital operator,” said Edward K. Aldag, Jr., MPT’s Chairman, President and CEO. “Not only will long-term inflation-protected rents from these highly sought assets be strongly accretive to FFO per share, the transaction will further improve MPT’s tenant and geographic diversification measures.”

The 11 separate hospitals are concentrated in large metropolitan areas in Australia, and will be leased pursuant to master leases that have an average initial term of 20 years with annual fixed escalations and multiple extension options. The master lease agreements also include provisions for MPT to invest up to an additional $350 million for expansion and redevelopment projects in 2019 and future years.

MPT expects to fund the transactions with a combination of existing cash balances, including approximately $200 million in net proceeds from recent issuance of common shares, and an undrawn $1.3 billion revolver under the Company’s credit facility. The transactions are expected to close in the second quarter of 2019, subject to Healthscope shareholder approval, certain governmental consents and other customary closing conditions.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model helps facilitate acquisitions and recapitalizations and allows operators of hospitals and other healthcare facilities to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

About Healthscope

Healthscope is a leading private healthcare provider with 43 private hospitals in Australia and pathology operations across New Zealand. Healthscope has a team of over 16,650 people and 17,500 Accredited Medical Practitioners, providing care to patients ranging from pathology tests to complex surgery. We place the highest priority on quality clinical outcomes, transparency of reporting and elevating the overall patient experience. Healthscope was the first private hospital operator in Australia to report performance against quality and clinical outcome metrics publicly, just one part of our program to maintain and continually improve our high standards. For more information, please visit Healthscope’s website at www.healthscope.com.au.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions; the amount of acquisitions of healthcare real estate, if any; results from potential sales and joint venture arrangements, if any; capital markets conditions; estimated leverage metrics; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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